Exhibit 10.1

ADVANCE FUNDING AGREEMENT

dated as of April 6, 2022

among

EWC MASTER ISSUER LLC,

as Borrower;

EWC HOLDING GUARANTOR LLC

EWC FRANCHISOR LLC

EWC DISTRIBUTOR LLC,

each as a Guarantor;

EWC VENTURES, LLC,
as Manager;

and

BANK OF AMERICA, N.A.,
as an Advance Funding Provider and as Administrative Agent

i

SCHEDULES AND EXHIBITS

SCHEDULE I Commitments

SCHEDULE II Notice Addresses for Advance Funding Provider and Agents

SCHEDULE III Additional Closing Conditions

EXHIBIT A Form of Advance Request

ii

ADVANCE FUNDING AGREEMENT

ADVANCE FUNDING AGREEMENT, dated as of April 6, 2022 (as amended, restated, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), is made by and among:

(a) EWC MASTER ISSUER LLC, a Delaware limited liability company (the “Borrower”);

(b) EWC HOLDING GUARANTOR LLC, EWC FRANCHISOR LLC, and EWC DISTRIBUTOR LLC, each a Delaware limited liability company (each, a “Guarantor” and, collectively, the “Guarantors”);

(c) EWC VENTURES, LLC, a Delaware limited liability company, as the manager (the “Manager”); and

(d) BANK OF AMERICA, N.A., as an Advance Funding Provider and as administrative agent for the Advance Funding Provider (together with its permitted successors and assigns in such capacity, the “Administrative Agent”).

BACKGROUND

1. Contemporaneously with the execution and delivery of this Agreement, the Borrower and Citibank, N.A., as Trustee and the Series 2022-1 Securities Intermediary, are entering into the Series 2022-1 Supplement, of even date herewith (as the same may be amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms thereof, the “Series 2022-1 Supplement”), to the Base Indenture, dated as of the date hereof (as the same may be amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms thereof, the “Base Indenture” and, together with the Series 2022-1 Supplement and any additional Supplements to the Base Indenture, the “Indenture”), by and among the Borrower and the Trustee and the Securities Intermediary, pursuant to which the Borrower will issue series of notes from time to time (collectively, the “Notes”) on the terms described therein.

2. The Borrower wishes to engage the Advance Funding Providers to make Debt Service Advances and Collateral Protection Advances in accordance with (and to the extent provided in) this Agreement (each, an “Advance” and, collectively, the “Advances”). The Manager has joined in this Agreement to confirm certain representations, warranties and covenants made by it in favor of the Trustee for the benefit of the Noteholders in the Related Documents for the benefit of the Administrative Agent and the Advance Funding Providers.

ARTICLE I
DEFINITIONS

SECTION 1.01 Definitions. As used in this Agreement and unless the context requires a different meaning, capitalized terms used but not defined herein (including the preamble and the recitals hereto) shall have the meanings assigned to such terms or incorporated by reference in the Series 2022-1 Supplemental Definitions List attached to the Series 2022-1 Supplement as Annex A or set forth or incorporated by reference in the Base Indenture Definitions List attached to the Base Indenture as

Annex A, as applicable. Unless otherwise specified herein, all Article, Exhibit, Section or Subsection references herein shall refer to Articles, Exhibits, Sections or Subsections of this Agreement.

ARTICLE II
ADVANCES

SECTION 2.01 Advances.

(a) Commitment. The Advance Funding Providers shall make Advances to the Borrower from time to time during the period commencing on the Closing Date and ending on the date on which all Outstanding Series 2022-1 Class A-2 Senior Notes have been repaid in full or otherwise satisfied and discharged or defeased in accordance with the Indenture; provided that each Advance Funding Provider shall have no obligation or right to make any Advance in excess of its Commitment then in effect. The “Commitment” of the Advance Funding Provider as of the Closing Date is set forth on Schedule I.

(b) Reduction of Commitment. Each Advance made hereunder shall be deemed to permanently decrease the Commitment in an amount corresponding to such Advance. On the Series 2022-1 Legal Final Maturity Date, the Commitment shall automatically be reduced to zero.

(c) Debt Service Advances. Subject to the terms and conditions of this Agreement and the Indenture, if the Borrower or the Manager determines on any Quarterly Calculation Date that there are insufficient funds available in the Senior Notes Interest Payment Account (including funds that are available in the Indenture Trust Accounts to pay such amounts on such Quarterly Payment Date in accordance with Section 5.14(a) of the Base Indenture) to pay the Senior Notes Quarterly Interest Amount (but, for the avoidance of doubt, no other amounts) due on the applicable Quarterly Payment Date, solely to the extent there are insufficient funds available in the Advance Funding Reserve Account, the Manager shall deliver an executed advance request in the form of Exhibit A hereto with respect to such Advance (each such request, an “Advance Request”) by no later than 11:00 (New York City time) one (1) business day prior to such Quarterly Payment Date, specifying the Debt Service Advance amount required to be paid by the Advance Funding Providers, to the Advance Funding Providers (with copies to the Back-Up Manager). Subject to Sections 2.01(e) and (f), the Advance Funding Providers shall make a Debt Service Advance in an amount equal to such requested amount no later than 3:00 p.m. (New York City time) on the Business Day prior to such Quarterly Payment Date.

(d) Collateral Protection Advances. Subject to the terms and conditions of this Agreement and the Indenture, from time to time, the Borrower or the Manager may request that the Advance Funding Providers make a Collateral Protection Advance by delivering an executed Advance Request, and any such request shall be accompanied by all sufficient supporting documentation reasonably requested by the Administrative Agent. Subject to Sections 2.01(e) and (f), the Advance Funding Providers shall make such Collateral Protection Advances (a) if the Administrative Agent determines in its sole discretion exercised in good faith that such Collateral Protection Advances are necessary to prevent an immediate loss to the interest of the Secured Parties in the Collateral and the Administrative Agent receives information in time sufficient to prevent such immediate loss, or (b) if the Administrative Agent determines in its sole discretion exercised in good faith that such Collateral Protection Advances are necessary to pay Securitization Operating Expenses (excluding (i) any indemnification obligations, (ii) business and/or asset-related operating expenses, (iii) fees and expenses of external legal counsel that are not directly related to the maintenance or preservation of the Collateral and (iv) damages, costs, or expenses relating to fraud, bad faith, willful misconduct, violations of law, bodily injury, property damage or misappropriation of funds) owed by any Securitization Entity, to the extent that the Manager elects not to make a Manager Advance to cover such expense (the occurrence of either of subclauses (a) and (b) of this Section 2.01(d), a “Collateral Protection Requirement”), and the Administrative Agent receives information in time sufficient to make such payment. If such Collateral Protection Advance is required in accordance with the foregoing, such Collateral Protection

Advance shall be made within thirty (30) days after the Administrative Agent’s receipt of such required information (including, if applicable, any reports from the Back-Up Manager or any other consultant engaged by the Administrative Agent to prepare such report)), absent immediate exigent circumstances as determined by the Administrative Agent. The Administrative Agent may also elect to cause Collateral Protection Advances to be made in its sole discretion without the Borrower or Manager requesting such Collateral Protection Advances and will be reimbursed for such Collateral Protection Advances with the same priority. For the avoidance of doubt, Collateral Protection Advances shall not be made for the purpose of paying management fees to the Manager, making any distribution to a Non-Securitization Entity or otherwise increasing the operating liquidity of the Manager or any of its Affiliates, other than in furtherance of a purpose consistent with the applicable Collateral Protection Requirement.

(e) Nonrecoverable Advances.

(i) Notwithstanding anything herein to the contrary, no Advance is required to be made if the Administrative Agent determines in its sole discretion exercised in good faith that such Advance (with interest thereon) would, if made, constitute a Nonrecoverable Advance or an Advance Suspension Period is then in effect. In making any such determination, the Administrative Agent may engage either the Back-Up Manager (such engagement to be in the sole and absolute discretion of Back-Up Manager) or another third party consultant to prepare a report as to the recoverability of any Advance and may rely on such report in making any determination as to recoverability. The scope of any such report is to be agreed upon between the Administrative Agent and the Back-Up Manager or other third party consultant, as the case may be, to be used by the Administrative Agent to assist the Administrative Agent in making its determination as to whether such Advance is a Nonrecoverable Advance, with the fees and expenses relating to such report (i) if prepared by the Back-Up Manager, being Back-Up Manager Consent Consultation Fees and paid as such and (ii) if such report is prepared by another third party consultant, such fees and expenses being funded using an Advance. In addition, in the event that Manager is not providing reasonable assistance to the Administrative Agent in its recoverability determination and/or to Back-Up Manager or other third party consultant, as the case may be, in preparing such report, no Advance shall be required to be made (but may be made in the Administrative Agent’s sole discretion).

“Advance Funding Standard” means the same degree of care, skill, prudence and diligence with which the Administrative Agent generally administers comparable advancing obligations, giving due consideration to customary and usual standards of practice of prudent advancing by other lenders under similar facilities.

A “Nonrecoverable Advance” is any portion of an Advance previously made and not previously reimbursed, or proposed to be made, which, together with any then-outstanding Advances, and the interest accrued or that would reasonably be expected to accrue thereon, in the reasonable and good faith judgment of the Administrative Agent, would not be ultimately recoverable from subsequent payments or collections from any funds on deposit in the Collection Account or funds reasonably expected to be deposited in the Collection Account following such date of determination, giving due consideration to allocations and disbursements of funds in such account and the limited assets of the Securitization Entities.

(ii) In making any nonrecoverability determination as described above, the Administrative Agent may consider only the obligations of the Securitization Entities under the terms of the Related Documents as they may have been modified, the related Collateral in “as is” or then-current condition and the timing and availability of anticipated cash flows as modified by the Administrative Agent’s assumptions regarding the possibility and effect of future adverse changes, together with such other factors that the Administrative Agent determines should be taken into account in accordance with the Advance Funding Standard, including, but not limited to, an estimate of future expenses (including expenses that could be incurred by the Administrative Agent,

Trustee and/or Back-Up Manager in a bankruptcy proceeding affecting the Securitization Entities), timing of recovery (including delays that could be expected by the Administrative Agent in a bankruptcy proceeding affecting the Securitization Entities), deteriorating value of the Collateral, the inability of any reserves or Accounts to be used to repay Advances with interest thereon, the inherent risk of a protracted period to complete liquidation or the potential inability and cost to liquidate collateral, including, but not limited to, as a result of intervening creditor claims or of a bankruptcy proceeding affecting the Securitization Entities and the effect thereof on the existence, validity and priority of any security interest encumbering the Collateral, the direct and indirect equity interests in the Securitization Entities, available cash on deposit in the Concentration Account and Collection Account (only to the extent available to repay Advances with interest thereon and to the extent that cash therein is or will not be not restricted, delayed or unavailable as a result of any bankruptcy, receivership or similar judicial proceeding relating to the Borrower), the inability of any reserves or Accounts to be utilized to repay Advances with interest thereon, the future allocations and disbursements of cash on deposit in the Concentration Account and Collection Account (only to the extent available to repay Advances with interest thereon and to the extent that cash therein is or will not be not restricted, delayed or unavailable as a result of any bankruptcy, receivership or similar judicial proceeding relating to the Borrower), and the net proceeds anticipated to be derived from any of the foregoing. The Administrative Agent may update or change its nonrecoverability determination at any time, and may decide that a Debt Service Advance or Collateral Protection Advance that was previously deemed to be a Nonrecoverable Advance will have become recoverable or that a Debt Service Advance or Collateral Protection Advance that was previously made will have become nonrecoverable. Notwithstanding the foregoing, all outstanding Debt Service Advances and Collateral Protection Advances made by the Advance Funding Providers and any accrued interest thereon will be paid strictly in accordance with the Priority of Payments, even if the Administrative Agent determines that any such advance is a Nonrecoverable Advance after such Advance has been made.

(f) Advance Suspension Period. In the event that (i) the Securitization Entities and/or the Manager are in default of their obligations under the Advance Funding Agreement, the Management Agreement, the Indenture or any other Related Document regarding required financial, Account or related reporting obligations or (ii) the Securitization Entities and/or the Manager have failed to fully and timely cooperate with all reasonable requests of the Administrative Agent, Control Party and/or Back-Up Manager in connection with the performance by such parties of their respective obligations under the Related Documents (including any duty by any such parties to obtain an appraisal of the Collateral, or perform an in-depth situation analysis of the Manager and its financial position and/or of the Collateral and/or the Securitization Entities during a Warm Back-Up Management Trigger Event, a Hot Back-Up Management Trigger Event, in connection with a Consent Request, in connection with a proposed Advance, or if an Advance Period has been continuing for at least 60 days, as applicable), such that the Administrative Agent determines in its sole but good faith discretion, that it cannot make a non-recoverability determination pursuant to the Advance Funding Standard prior to the date in respect of which the Advance was required or requested (“Advance Suspension Period”), the Advance Funding Providers’ obligation to make any such Advance shall be suspended and of no force and effect until full cure of all such circumstances and/or information failure deliveries that prevent the Administrative Agent from making a non-recoverability determination. The Administrative Agent shall provide prompt written notice to each of the Trustee, the Manager and the Back-Up Manager as soon as practicable (but in all events by no later than 3:00 p.m. (New York time) on the Business Day prior to the date for which an Advance was required or requested) if any Advance Suspension Period is deemed to be in effect, setting forth with particularity the basis therefor and the required cure actions/deliverables. At any time that an Advance Suspension Period is cured, the Administrative Agent shall promptly notify the Trustee, the Manager and the Back-Up Manager and shall, absent such Advance no longer being required or requested (or the occurrence of a subsequent Advance Suspension Period), make its determination as to whether or not such Advance is a Nonrecoverable Advance.

“Advance Period” means any period during which any Advance (and accrued interest thereon) remains outstanding.

SECTION 2.02 Repayment.

(a) Advances (and all interest thereon) will be due and payable on each Weekly Allocation Date to the extent funds are available therefor in accordance with the Priority of Payments. All outstanding Advances will be due and payable in full on the Series 2022-1 Legal Final Maturity Date.

ARTICLE III
INTEREST AND FEES

SECTION 3.01 Interest.

(a) Interest will accrue on any unreimbursed Advances at the Advance Interest Rate. Such interest will be compounded monthly and calculated on the basis of a 360-day year of twelve 30-day months and will be due and payable to the Administrative Agent (on behalf of the Advance Funding Providers) in arrears on each Weekly Allocation Date to the extent funds are available therefor in accordance with the Priority of Payments.

“Advance Interest Rate” means the Prime Rate plus 2.50% per annum.

“Prime Rate” means, for any day, the per annum rate of interest for such day that is published as the ‘prime rate’ in (i) the Wall Street Journal or (ii) if for any reason such rate is no longer published in the Wall Street Journal, such source as the Manager and the Advance Funding Administrative Agent shall select in accordance with the Managing Standard.

SECTION 3.02 Fees

(a) On each Weekly Allocation Date on or prior to the date on which the Commitment is reduced to zero, the Borrower shall pay to the Administrative Agent (on behalf of the Advance Funding Providers (or, in respect of payments under Section 3.05, Section 3.07, Section 3.08(b), Section 3.08(c) or Section 9.05, an Advance Funding Provider that is an Affected Person or otherwise is entitled to such payment)) (i) the Undrawn Commitment Fees (as defined in the fee letter, dated as of the Series 2022-1 Closing Date, by and among the Borrower, the Guarantors, the Manager, the Administrative Agent and the Advance Funding Provider, the “Advance Funding Facility Fee Letter”) and subject to and in accordance with the Priority of Payments and Section 4.01 and (ii) any amounts payable under Section 3.05, Section 3.07, Section 3.08(b) and Section 3.08(c) (collectively, and together with the amounts described in Section 3.02(b), the “Advance Funding Provider Fee”). All amounts paid hereunder shall be remitted to the Administrative Agent for further distribution, if applicable, to the Advance Funding Providers.

(b) The Borrower shall pay any other fees and expenses set forth in the Advance Funding Facility Fee Letter (including, without limitation, the Upfront Fee (as defined in the Advance Funding Facility Fee Letter)).

(c) Once paid, all fees shall be nonrefundable under all circumstances other than manifest error.

(d) All computations of fees shall be made on the basis of a year of 360 days and the actual number of days elapsed.

SECTION 3.03 [Reserved].

SECTION 3.04 [Reserved].

SECTION 3.05 Increased Costs, etc. The Borrower agrees to reimburse each Advance Funding Provider (an “Affected Person”) for any increase in the cost of, or any reduction in the amount of any sum receivable by any such Affected Person, including reductions in the rate of return on such Affected Person’s capital, in respect of funding or maintaining (or of its obligation to fund or maintain) any Advances that arise in connection with any Change in Law which shall (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Affected Person, or (ii) impose on any Affected Person any other condition affecting this Agreement, except for such Changes in Law with respect to increased capital costs and Advance Funding Taxes which shall be governed by Sections 3.07 and 3.08, respectively (whether or not amounts are payable thereunder in respect thereof). For purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all regulations, requests, guidelines or directives issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, are deemed to have gone into effect and been adopted subsequent to the date hereof. Each such demand shall be provided to the Borrower in writing and shall state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Affected Person for such increased cost or reduced amount of return; provided that any such demand claiming reimbursement for increased costs resulting from a Change in Law described in clause (x) or (y) above shall, in addition, state the basis upon which such amount has been calculated and certify that such Affected Person’s method of allocating such costs is fair and reasonable and that such Affected Person’s demand for payment of such costs hereunder, and such method of allocation, is consistent with, or more favorable than, its treatment of other borrowers which, as a credit matter, are substantially similar to the Borrower and which are subject to similar provisions. Such additional amounts (“Increased Costs”) shall be paid by the Borrower in accordance with Section 3.02(a)(ii) within ten (10) Business Days of receipt of such notice, subject to and in accordance with the Priority of Payments, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower; provided that with respect to any notice given to the Borrower under this Section 3.05, the Borrower shall not be under any obligation to pay any amount with respect to any period prior to the date that is nine (9) months prior to such demand; provided further that if the Change in Law giving rise to such Increased Costs is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 3.06 [Reserved].

SECTION 3.07 Increased Capital or Liquidity Costs. If any Change in Law affects or would affect the amount of capital or liquidity required or reasonably expected to be maintained by any Affected Person or any Person controlling such Affected Person and such Affected Person determines in its sole and absolute discretion that the rate of return on its or such controlling Person’s capital as a consequence of its commitment hereunder or the Advances made or issued by such Affected Person is reduced to a level below that which such Affected Person or such controlling Person would have achieved but for the occurrence of any such circumstance, then, in any such case after notice from time to time by such Affected Person to the Borrower, within ten (10) Business Days of the Borrower’s receipt of such notice, such amounts (“Increased Capital Costs”) as will be sufficient to compensate such Affected Person or such controlling Person for such reduction in rate of return shall be paid by the Borrower in accordance with Section 3.02(a)(ii) subject to and in accordance with the Priority of Payments; provided that with respect to any notice given to the Borrower under this Section 3.07 the Borrower shall not be under any obligation to pay any amount with respect to any period prior to the date that is nine (9) months prior to such notice; provided, further, if the Change in Law giving rise to such Increased Capital Costs is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof. A statement of such Affected Person as to any such additional amount or amounts

(including calculations thereof in reasonable detail), in the absence of manifest error, shall be conclusive and binding on the Borrower. In determining such additional amount, such Affected Person may use any method of averaging and attribution that it (in its reasonable discretion) shall deem applicable so long as it applies such method to other similar transactions. For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all regulations, requests, guidelines or directives issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, are deemed to have gone into effect and been adopted subsequent to the date hereof.

SECTION 3.08 Taxes.

(a) Except as otherwise required by law, all payments by the Borrower of principal of, and interest on, the Advances and all other amounts payable hereunder (including fees) shall be made free and clear of and without deduction or withholding for or on account of any present or future income, excise, documentary, property, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges in the nature of a tax imposed by any taxing authority including all interest, penalties or additions to tax and other liabilities with respect thereto (all such taxes, fees, duties, withholdings and other charges, and including all interest, penalties or additions to tax and other liabilities with respect thereto, being called “Advance Funding Taxes”), but excluding in the case of any Affected Person (i) net income, franchise (imposed in lieu of net income) or similar Advance Funding Taxes (and including branch profits or alternative minimum Advance Funding Taxes) and any other Advance Funding Taxes imposed or levied on the Affected Person as a result of a present or former connection between the Affected Person and the jurisdiction of the governmental authority imposing such Advance Funding Taxes (or any political subdivision or taxing authority thereof or therein) (other than any such connection arising solely from such Affected Person having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Related Document), (ii) with respect to any Affected Person organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in a jurisdiction other than the United States or any state of the United States (a “Foreign Affected Person”), any withholding tax that is imposed on amounts payable to the Foreign Affected Person at the time the Foreign Affected Person becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Affected Person (or its assignor, if any) was already entitled, at the time of the designation of the new lending office (or assignment), to receive additional amounts from the Borrower with respect to withholding tax, (iii) any taxes imposed under FATCA, (iv) any backup withholding tax, (v) any Advance Funding Taxes imposed as a result of such Affected Person’s failure to comply with Section 3.08(d) and (vi) taxes resulting from the gross negligence or willful misconduct of the Administrative Agent or the Affected Person as determined by a court of competent jurisdiction by final and non-appealable judgment (such Advance Funding Taxes not excluded by (i), (ii), (iii), (iv), (v) and (vi) above being called “Non-Excluded Taxes”). If any Advance Funding Taxes are imposed and required by law to be withheld or deducted from any amount payable by the Borrower hereunder to an Affected Person, then, (x) the Borrower shall withhold the amount of such Advance Funding Taxes from such payment (as increased, if applicable, pursuant to the following clause (y)) and shall pay such amount, subject to and in accordance with the Priority of Payments, to the taxing authority imposing such Advance Funding Taxes in accordance with applicable law and (y) if such Advance Funding Taxes are Non-Excluded Taxes, the amount of the payment shall be increased so that such payment is made, after withholding or deduction for or on account of such Non-Excluded Taxes, in an amount that is not less than the amount equal to the sum that would have been received by the Affected Person had no such deduction or withholding been required.

(b) Moreover, if any Non-Excluded Taxes are directly asserted against any Affected Person or its agent with respect to any payment received by such Affected Person or its agent from the Borrower or otherwise in respect of any Related Document or the transactions contemplated therein, such Affected Person or its agent may pay such Non-Excluded Taxes and the Borrower will, within fifteen (15) Business Days of the Borrower’s receipt of written notice stating the amount of such Non-Excluded Taxes (including the calculation thereof in reasonable detail), pay in accordance with Section 3.02(a)(ii), subject to and in accordance with the Priority of Payments, such additional amounts (collectively, “Increased Tax Costs,” which term shall include all amounts payable by or on behalf of the Borrower pursuant to this Section 3.08) as is necessary in order that the net amount received by such Affected Person or agent after the payment of such Non-Excluded Taxes (including any Non-Excluded Taxes on such Increased Tax Costs) shall equal the amount such Person would have retained had no such Non-Excluded Taxes been asserted. Any amount payable to an Affected Person under this Section 3.08 shall be reduced by, and Increased Tax Costs shall not include, the amount of incremental damages (including Advance Funding Taxes) due or payable by the Borrower as a direct result of such Affected Person’s failure to demand from the Borrower additional amounts pursuant to this Section 3.08 within 180 days from the date on which the related Non-Excluded Taxes were incurred.

(c) As promptly as practicable after the payment of any Advance Funding Taxes by the Borrower, and in any event within thirty (30) days of any such payment being due, the Borrower shall furnish to each applicable Affected Person or its agents a certified copy of an official receipt (or other documentary evidence satisfactory to such Affected Person and agents) evidencing the payment of such Advance Funding Taxes. If the Borrower fails to pay any Advance Funding Taxes when due to the appropriate taxing authority or fails to remit to the Affected Persons or their agents the required receipts (or such other documentary evidence), the Borrower shall pay in accordance with Section 3.02(a)(ii), subject to and in accordance with the Priority of Payments, each Affected Person and its agents for any Non-Excluded Taxes that may become payable by any such Affected Person or its agents as a result of any such failure.

(d) Each Affected Person on or prior to the date it becomes a party to this Agreement (and from time to time thereafter as soon as practicable after the obsolescence, expiration or invalidity of any form or document previously delivered) or within a reasonable period of time following a written request by the Administrative Agent or the Borrower, shall timely deliver to the Borrower and the Administrative Agent a United States Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8ECI, Form W-8IMY or Form W-9, as applicable, or applicable successor form, or such other forms or documents (or successor forms or documents), appropriately completed and executed, as may be applicable and as will permit the Borrower or the Administrative Agent, in their reasonable determination, to establish the extent to which a payment to such Affected Person is exempt from or eligible for a reduced rate of withholding or deduction of United States federal withholding taxes and to determine whether or not such Affected Person is subject to backup withholding or information reporting requirements. Promptly following the receipt of a written request by the Borrower or the Administrative Agent, each Affected Person shall deliver to the Borrower and the Administrative Agent any other forms or documents (or successor forms or documents) appropriately completed and executed, as may be applicable to establish the extent to which a payment to such Affected Person is exempt from withholding or deduction of Non-Excluded Taxes other than United States federal withholding taxes, including but not limited to, such information necessary to claim the benefits of the exemption for portfolio interest under Section 881(c) of the Code. The Borrower shall not be required to pay any increased amount under Section 3.08(a) or Section 3.08(b) to an Affected Person in respect of the withholding or deduction of United States federal withholding taxes or other Non-Excluded Taxes imposed as the result of the failure or inability (other than as a result of a Change in Law) of such Affected Person to comply with the requirements set forth in this Section 3.08(d). The Borrower may rely on any form or document provided pursuant to this Section 3.08(d) until notified otherwise by the Affected Person that delivered such form or document. Notwithstanding anything to the contrary, no Affected Person shall be required to deliver any documentation that it is not legally eligible to deliver as a result of a change in applicable law after the time the Affected Person becomes a party to this Agreement (or designates a new lending office).

(e) If a payment made to an Affected Person pursuant to this Agreement would be subject to United States federal withholding tax imposed by FATCA if such Affected Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Affected Person shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Affected Person has complied with such Affected Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) Prior to the Series 2022-1 Closing Date, the Administrative Agent will provide the Borrower with a properly executed and completed U.S. Internal Revenue Service Form W-8IMY or W-9, as appropriate. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower.

(g) If an Affected Person determines, in its sole reasonable discretion, that it has received a refund of any Non-Excluded Taxes as to which it has been indemnified pursuant to this Section 3.08 or as to which it has been paid additional amounts pursuant to this Section 3.08, it shall promptly notify the Borrower and the Manager in writing of such refund and shall, within thirty (30) days after receipt of a written request from the Borrower, pay over such refund to the Borrower (but only to the extent of indemnity payments made or additional amounts paid to such Affected Person under this Section 3.08 with respect to the Non-Excluded Taxes giving rise to such refund), net of all out-of-pocket expenses (including the net amount of Advance Funding Taxes, if any, imposed on or with respect to such refund or payment) of the Affected Person and without interest (other than any interest paid by the relevant taxing authority that is directly attributable to such refund of such Non-Excluded Taxes); provided that the Borrower, immediately upon the request of the Affected Person (which request shall include a calculation in reasonable detail of the amount to be repaid), agrees to repay the amount of the refund (and any applicable interest) (plus any penalties, interest or other charges imposed by the relevant taxing authority with respect to such amount) to the Affected Person in the event the Affected Person or any other Person is required to repay such refund to such taxing authority. This Section 3.08 shall not be construed to require the Affected Person to make available its tax returns (or any other information relating to its Advance Funding Taxes that it deems confidential) to the Borrower or any other Person.

(h) If any Governmental Authority asserts that the Borrower or the Administrative Agent or other withholding agent did not properly withhold or backup withhold, as the case may be, any Advance Funding Taxes from payments made to or for the account of any Affected Person, then to the extent such improper withholding or backup withholding was directly caused by such Affected Person’s actions or inactions, such Affected Person shall indemnify the Borrower, Trustee and the Administrative Agent for any Advance Funding Taxes imposed by any jurisdiction on the amounts payable to the Borrower and the Administrative Agent under this Section 3.08, and costs and expenses (including attorney costs) of the Borrower, Trustee and the Administrative Agent. The obligation of the Affected Persons, severally, under this Section 3.08 shall survive any assignment of rights by, or the replacement of, an Affected Person or the termination of the aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

(i) The Administrative Agent or any other withholding agent may deduct and withhold any Advance Funding Taxes required by any laws to be deducted and withheld from any payments.

SECTION 3.09 Change of Lending Office. Each Advance Funding Provider agrees that, upon the occurrence of any event giving rise to the operation of Section 3.05 or 3.07 or the payment of additional amounts to it under Section 3.08(a) or (b), in each case with respect to which such Advance Funding Provider is an Affected Person, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Advance Funding Provider) to designate, or cause the designation of, another lending office for any Advances affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Advance Funding Provider, cause such Advance Funding Provider and its lending office(s) or the related Affected Person to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 3.09 shall affect or postpone any of the obligations of the Borrower or the rights of any Advance Funding Provider pursuant to Section 3.05, 3.07 and 3.08. If an Advance Funding Provider notifies the Borrower in writing that such Advance Funding Provider will be unable to designate, or cause the designation of, another lending office, the Borrower may replace such Advance Funding Provider by giving written notice to such Advance Funding Provider and the Administrative Agent designating one or more Persons that are willing and able to purchase such Advance Funding Provider’s rights and obligations under this Agreement for a purchase price that will equal the amount owed to such Advance Funding Provider pursuant this Agreement. Upon receipt of such written notice, such Advance Funding Provider shall assign its rights and obligations under this Agreement pursuant to and in accordance with Section 9.17 in consideration for such purchase price and at the reasonable expense of the Borrower (including, without limitation, the reasonable documented fees and out-of-pocket expenses of counsel to each such Advance Funding Provider); provided, however, that no such Advance Funding Provider shall be obligated to assign any of its rights and obligations under this Agreement if the purchase price to be paid to such Advance Funding Provider is not at least equal to the amount owed to such Advance Funding Provider pursuant this Agreement.

ARTICLE IV
OTHER PAYMENT TERMS

SECTION 4.01 Time and Method of Payment. Except as otherwise provided in Section 4.02, all amounts payable to any Advance Funding Provider hereunder shall be made to the Administrative Agent for the benefit of the applicable Advance Funding Provider, by wire transfer of immediately available funds in Dollars. The Administrative Agent will promptly distribute to the applicable Advance Funding Provider, its pro rata share (or other applicable share as provided herein) of such payment by wire transfer in like funds as received. The Borrower’s obligations hereunder in respect of any amounts payable to any Advance Funding Provider shall be discharged to the extent funds are disbursed by the Borrower to the Administrative Agent as provided herein or by the Trustee in accordance with Section 4.02 whether or not such funds are properly applied by the Administrative Agent or by the Trustee. The Administrative Agent’s obligations hereunder in respect of any amounts payable to any Advance Funding Provider shall be discharged to the extent funds are disbursed by the Administrative Agent to the applicable Advance Funding Provider as provided herein.

SECTION 4.02 Order of Distributions. Any amounts allocated for payment of principal, accrued interest or undrawn commitment fees shall be distributed in accordance with the applicable Weekly Manager’s Certificate, subject to the Priority of Payments.

Any amounts distributed to the Administrative Agent pursuant to the Priority of Payments in respect of any other amounts related to this Agreement shall be distributed by the Administrative Agent in accordance with Section 4.01 on the date such amounts are due and payable hereunder to the applicable Advance Funding Provider and/or the Administrative Agent for its own account, as applicable, ratably in proportion to the respective aggregate of such amounts due to such payees.

ARTICLE V
THE ADMINISTRATIVE AGENT

SECTION 5.01 Authorization and Action of the Administrative Agent. Each Advance Funding Provider hereby designates and appoints Bank of America, N.A. as Administrative Agent hereunder, and hereby authorizes the Administrative Agent to take such actions as agent on their behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Advance Funding Provider, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Administrative Agent shall be read into this Agreement or otherwise exist for the Administrative Agent. In performing its functions and duties hereunder, the Administrative Agent shall act solely as agent for the Advance Funding Providers and does not assume nor shall it be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns. The provisions of this Article (other than the rights of the Borrower set forth in Section 5.07) are solely for the benefit of the Administrative Agent and the Advance Funding Providers, and the Borrower shall not have any rights as a third party beneficiary of any such provisions. The Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, exposes the Administrative Agent to personal liability or that is contrary to this Agreement or any Requirement of Law. The appointment and authority of the Administrative Agent hereunder shall terminate upon the indefeasible payment in full of all amounts owed by the Borrower hereunder to the Administrative Agent and the Advance Funding Providers (the “Aggregate Unpaids”) and termination in full of all Commitments.

SECTION 5.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The exculpatory provisions of this Article shall apply to any such agents or attorneys-in-fact and shall apply to each of their respective activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it in good faith.

SECTION 5.03 Exculpatory Provisions. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be (a) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment), or (b) responsible in any manner to any Advance Funding Provider for any recitals, statements, representations or warranties made by the Borrower or any Guarantor contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement for the due execution, legality, value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower or any Guarantor to perform its obligations hereunder, or for the satisfaction of any condition specified in Article VII. The Administrative Agent shall not be under any obligation to any Advance Funding Provider to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower. The Administrative Agent shall not be deemed to have knowledge of any Potential Rapid Amortization Event, Rapid Amortization Event, Default or Event of Default unless the Administrative Agent has received notice in writing of such event from the Borrower or any Advance Funding Provider.

SECTION 5.04 Reliance. The Administrative Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of any Advance Funding Provider as it deems appropriate or it shall first be indemnified to its satisfaction by any Advance Funding Provider; provided that unless and until the Administrative Agent shall have received such advice, the Administrative Agent may take or refrain from taking any action, as the Administrative Agent shall deem advisable and in the best interests of the Advance Funding Providers. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Required Advance Funding Providers and such request and any action taken or failure to act pursuant thereto shall be binding upon the Advance Funding Providers.

SECTION 5.05 Non-Reliance on the Administrative Agent and Other Purchasers. Each Advance Funding Provider expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including, without limitation, any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each Advance Funding Provider represents and warrants to the Administrative Agent that it has and will, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and made its own decision to enter into this Agreement.

SECTION 5.06 The Administrative Agent in its Individual Capacity. The Administrative Agent and any of its Affiliates may make loans to, accept deposits from, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as though the Administrative Agent were not the Administrative Agent hereunder.

SECTION 5.07 Successor Administrative Agent; Defaulting Administrative Agent.

(a) The Administrative Agent may, upon thirty (30) days’ notice to the Borrower and each Advance Funding Provider, and the Administrative Agent will, upon the direction of Advance Funding Providers holding 100% of the Commitments and on the day that is thirty (30) days after its receipt of such direction, resign as Administrative Agent. If the Administrative Agent shall resign, then the Advance Funding Providers holding more than (i) if no single Advance Funding Provider holds more than 50% of the Commitments, 50% of the Commitments or (ii) if a single Advance Funding Provider holds more than 50% of the Commitments, two thirds of the Commitments (excluding any Commitments held by the resigning Administrative Agent or its Affiliates, and if all Commitments are held by the resigning Administrative Agent or its Affiliates, then the Borrower), during such 30-day period, shall appoint an Affiliate of an Advance Funding Provider as a successor administrative agent, subject to the consent of the Borrower at all times other than while an Event of Default has occurred and is continuing (which consent of the Borrower shall not be unreasonably withheld or delayed). If for any reason no successor Administrative Agent is appointed by the Advance Funding Providers during such 30-day period, then effective upon the expiration of such 30-day period, the Borrower shall make (or cause to be made) all payments in respect of the Aggregate Unpaids or under any fee letter delivered in connection herewith (including, without limitation, the Advance Funding Facility Fee Letter) directly to the applicable Advance Funding Provider, and the Borrower for all purposes shall deal directly with the Advance Funding Providers, until such time, if any, as a successor administrative agent is appointed as provided above, and the Borrower shall instruct the Trustee in writing accordingly. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of Section 9.05 and this Article V shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

(b) The Borrower may, upon the occurrence of any of the following events (any such event, a “Defaulting Administrative Agent Event”) and with the consent of Advance Funding Providers holding more than (i) if no single Advance Funding Provider holds more than 50% of the Commitments, 50% of the Commitments or (ii) if a single Advance Funding Provider holds more than 50% of the Commitments, two thirds of the Commitments, remove the Administrative Agent and, upon such removal, the Advance Funding Providers holding more than 50% of the Commitments in the case of clause (i) above or two thirds of the Commitments in the case of clause (ii) above shall appoint an Affiliate of an Advance Funding Provider as a successor administrative agent, subject to the consent of the Borrower at all times other than while an Event of Default has occurred and is continuing (which consent of the Borrower shall not be unreasonably withheld or delayed): (i) an Event of Bankruptcy with respect to the Administrative Agent; (ii) if the Person acting as Administrative Agent or an Affiliate thereof is also an Advance Funding Provider, any breach by such Advance Funding Provider of its obligations hereunder; (iii) the failure by the Administrative Agent to pay or remit any funds required to be remitted when due (in each case, if amounts are available for payment or remittance in accordance with the terms of this Agreement for application to the payment or remittance thereof) which continues for two (2) Business Days after such funds were required to be paid or remitted; (iv) any representation, warranty, certification or statement made by the Administrative Agent under this Agreement or in any agreement, certificate, report or other document furnished by the Administrative Agent proves to have been false or misleading in any material respect as of the time made or deemed made, and if such representation, warranty, certification or statement is susceptible of remedy in all material respects, is not remedied within thirty (30) calendar days after knowledge thereof or notice by the Borrower to the Administrative Agent, and if not susceptible of remedy in all material respects, upon notice by the Borrower to the Administrative Agent or (v) any act constituting the gross negligence, bad faith or willful misconduct of the Administrative Agent. If for any reason no successor Administrative Agent is appointed by the Advance Funding Providers within thirty (30) days of the Administrative Agent’s removal pursuant to this clause (b), then effective upon the expiration of such 30-day period, the Borrower shall make all payments in respect of the Aggregate Unpaids or under any fee letter delivered in connection herewith (including, without limitation, the Advance Funding Facility Fee Letter) directly to the applicable Advance Funding Provider, and the Borrower for all purposes shall deal directly with the Advance Funding Providers, until such time, if any, as a successor administrative agent is appointed as provided above, and the Borrower shall instruct the Trustee in writing accordingly. After the Administrative Agent’s removal hereunder as Administrative Agent, the provisions of Section 9.05 and this Article V shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

(c) If a Defaulting Administrative Agent Event has occurred and is continuing, the Borrower may make (or cause to be made) all payments in respect of the Aggregate Unpaids or under any fee letter delivered in connection herewith (including, without limitation, the Advance Funding Facility Fee Letter) directly to the applicable Advance Funding Provider, and the Borrower for all purposes may deal directly with the Advance Funding Providers.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

SECTION 6.01 The Borrower and Guarantors. The Borrower and the Guarantors jointly and severally represent and warrant to the Administrative Agent and each Advance Funding Provider, as of the date of this Agreement that:

(a) each of their representations and warranties made in favor of the Trustee or the Noteholders in the Indenture and the other Related Documents is true and correct (a) if not qualified as to materiality or Material Adverse Effect, in all material respects and (b) if qualified as to materiality or Material Adverse Effect, in all respects, as of the Series 2022-1 Closing Date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(b) no (i) Potential Rapid Amortization Event, Rapid Amortization Event, Default or Event of Default has occurred and is continuing and (ii) Cash Trapping Period is in effect;

(c) neither the Borrower nor any Guarantor is an “investment company” as defined in Section 3(a)(1) of the 1940 Act, and therefore (i) has no need (x) to rely solely on the exemption from the definition of “investment company” set forth in Section 3(c)(1) and/or Section 3(c)(7) of the 1940 Act or (y) to be entitled to the benefit of the exclusion for loan securitizations in the Volcker Rule under 10 C.F.R. 248.10(c)(8); (ii) does not constitute a “covered fund” for purposes of Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, otherwise known as the “Volcker Rule”;

(d) the Borrower has furnished to the Administrative Agent and each Advance Funding Provider true, accurate and complete copies of all other Related Documents (excluding Series Supplements and other Related Documents relating solely to a Series of Notes other than the Series 2022-1 Notes) to which they are a party as of the Series 2022-1 Closing Date, all of which Related Documents are in full force and effect as of the Series 2022-1 Closing Date and no terms of any such agreements or documents have been amended, modified or otherwise waived as of such date, other than such amendments, modifications or waivers about which the Borrower has informed each Advance Funding Provider;

(e) to the knowledge of the Borrower and the Guarantors, the operations of the Borrower and the Guarantors and their respective subsidiaries are and have been conducted at all times in the past five years in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Borrower, the Guarantors or their respective subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Borrower or the Guarantors, threatened;

(f) none of the Borrower or the Guarantors or any of their respective subsidiaries nor, to the knowledge of any of the Borrower or the Guarantors, any director, manager, member, officer, employee, agent or Affiliate of the Borrower or the Guarantors or any of their respective subsidiaries is currently subject to any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the U.S. Department of State, or the European Union (collectively, “Sanctions”); nor is such relevant entity located, organized or resident in a country or territory that is subject to or the target of any Sanctions; and the Borrower and the Guarantors will not directly or indirectly use the proceeds of the Advances, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of making payments in violation of Sanctions and the Borrower and Guarantors (or the Manager on their behalf) maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance with OFAC;

(g) none of the Borrower or the Guarantors or any of their respective subsidiaries nor, to the knowledge of the Borrower or the Guarantors, any Affiliate, director, officer, manager, member, agent, employee or other person acting on behalf of the Borrower, the Guarantors or any of their respective subsidiaries, has: (i) made any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any domestic governmental official or “foreign official” (as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”)) or foreign government employee from corporate or company funds; (iii) violated or is in violation of any provision of the FCPA, the Bribery Act of 2010 of the United Kingdom or any applicable anti-bribery statute or regulation of any other jurisdiction in which it operates its business, including, in each case, the rules and regulations thereunder; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment and the Borrower and Guarantors (or the Manager on their behalf) maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance with the FCPA;

(h) the representations and warranties contained in Section 4.6 of the Guarantee and Collateral Agreement and Section 7.13 of the Base Indenture are true and correct in all respects;

(i) each Advance hereunder is an “eligible asset” as defined in Rule 3a-7 under the Investment Company Act;

(j) As of the Series 2022-1 Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects; and

(k) For purposes of Section 6.01(j) and Section 7.01(d):

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

SECTION 6.02 The Manager. The Manager represents and warrants to the Administrative Agent and each Advance Funding Provider as of the date of this Agreement that:

(a) no Manager Termination Event has occurred and is continuing as a result of any representation and warranty made by it in any Related Document (other than a Related Document relating solely to a Series of Notes other than the Series 2022-1 Notes) to which it is a party (including any representations and warranties made by it as Manager) being inaccurate;

(b) to the knowledge of the Manager, the operations of the Borrower, the Manager, the Guarantors and their respective subsidiaries are and have been conducted at all times in the past five years in compliance with applicable financial record-keeping and reporting requirements of the Money Laundering Laws and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Borrower, the Guarantors or the Manager with respect to the Money Laundering Laws has been initiated or, to the knowledge of the Manager, is threatened or pending;

(c) neither the Manager nor any of its subsidiaries nor, to the knowledge of the Manager, any director, officer, manager, member, agent, employee or affiliate of any of the Borrower, the Manager or the Guarantors or any of their respective subsidiaries is currently subject to any sanctions; and the Manager will not directly or to its knowledge indirectly use the proceeds of any Advance, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently the target of any sanctions; and

(d) none of the Manager or, to the knowledge of the Manager, any affiliate, director, officer, manager, member agent, employee or other person acting on behalf of the Manager, has: (i) used any corporate or company funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any domestic or “foreign official” (as defined in the FCPA) or foreign government employee from corporate or company funds; (iii) violated or is in violation of any provision of any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International

Business Transactions or any applicable provision of the FCPA, the U.K. Bribery Act 2010, or any other similar law or statute of any other jurisdiction in which it operates its business, including, in each case, the rules and regulations thereunder; or (iv) otherwise made any bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment.

SECTION 6.03 Advance Funding Providers. Each Advance Funding Provider represents and warrants to the Borrower and the Manager as of the date hereof (or, in the case of a successor or assign of an Advance Funding Provider, as of the subsequent date on which such successor or assign shall become or be deemed to become a party hereto) that it has had an opportunity to discuss the Borrower’s and the Manager’s business, management and financial affairs, and the terms and conditions of this Agreement with the Borrower and the Manager and their respective representatives.

ARTICLE VII
CONDITIONS

SECTION 7.01 Conditions to Effectiveness of Commitments. The Commitments will not become effective unless:

(a) the Base Indenture, the Series 2022-1 Supplement, the Guarantee and Collateral Agreement and the other Related Documents shall be in full force and effect;

(b) on the Series 2022-1 Closing Date, the Administrative Agent shall have received a letter, in form and substance reasonably satisfactory to it, from KBRA stating that the advance funding facility created hereunder has received a rating of not less than BBB;

(c) the additional conditions set forth in Schedule III shall have been satisfied or waived; and

(d) KYC Information.

(i) Upon the reasonable request of any Advance Funding Provider made at least ten (10) Business Days prior to the Closing Date, the Borrower shall have provided to such Advance Funding Provider, and such Advance Funding Provider shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act.

(ii) The Borrower, if it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, shall have delivered to each Advance Funding Provider that so requests in writing at least ten (10) Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower.

ARTICLE VIII
COVENANTS

SECTION 8.01 Covenants. Each of the Borrower and the Manager, severally, covenants and agrees that, until all Aggregate Unpaids have been paid in full and all Commitments have been terminated, it will promptly following any written request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Advance Funding Provider for

purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

ARTICLE IX
MISCELLANEOUS PROVISIONS

SECTION 9.01 Amendments. No amendment to or waiver or other modification of any provision of this Agreement, nor consent to any departure therefrom by the Manager or the Borrower, shall in any event be effective unless the same shall be in writing and signed by the Borrower with the written consent of (A) the Administrative Agent and (B) Advance Funding Providers holding more than (i) if no single Advance Funding Provider holds more than 50% of the Commitments, 50% of the Commitments or (ii) if a single Advance Funding Provider holds more than 50% of the Commitments, two thirds of the Commitments (“Required Advance Funding Providers”); provided, however, that, in addition, (i) the prior written consent of each affected Advance Funding Provider shall be required in connection with any amendment, modification or waiver that (x) increases the amount of the Commitment of such Advance Funding Provider, modifies the conditions to funding the Commitment or otherwise subjects such Advance Funding Provider to any increased or additional duties or obligations hereunder or in connection herewith (it being understood and agreed that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase of the Commitments of any Advance Funding Provider), or (y) reduces the amount or delays the timing of payment of any principal, interest, fees or other amounts payable to such Advance Funding Provider hereunder, and (ii) the prior written consent of each Advance Funding Provider and the Administrative Agent shall be required in connection with any amendment, modification or waiver of this Section 9.01 and (iii) at least five (5) Business Days prior to the date that any such amendment becomes effective, notice (including drafts of such amendment) shall have been provided to the Rating Agencies. In addition, the Securitization Entities shall comply with Section 8.7 of the Base Indenture.

The Borrower and each Advance Funding Provider shall negotiate any amendments, waivers, consents, supplements or other modifications to this Agreement or the other Related Documents that require the consent of such Advance Funding Provider in good faith and any consent required to be given by such Advance Funding Provider shall not be unreasonably denied, conditioned or delayed. Pursuant to Section 9.05(a), the Advance Funding Providers shall be entitled to reimbursement by the Borrower for the reasonable expenses incurred by the Advance Funding Providers in reviewing and approving any such amendment, waiver, consent, supplement or other modification to this Agreement or any Related Document. The Administrative Agent agrees to provide notice to each Advance Funding Provider of any amendment to this Agreement, regardless of whether the consent of such Advance Funding Provider is required for such amendment to become effective.

SECTION 9.02 No Waiver; Remedies. Any waiver, consent or approval given by any party hereto shall be effective only in the specific instance and for the specific purpose for which given, and no waiver by a party of any breach or default under this Agreement shall be deemed a waiver of any other breach or default. No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder, or any abandonment or discontinuation of steps to enforce the right, power or privilege, preclude any other or further exercise thereof or the exercise of any other right. No notice to or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in the same, similar or other circumstances. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.03 Binding on Successors and Assigns.

(a) This Agreement shall be binding upon, and inure to the benefit of, the Borrower, the Manager, the Advance Funding Providers, the Administrative Agent and their respective successors and assigns and the Control Party shall be a third party beneficiary of this Agreement;

provided, however, that none of the Borrower nor the Manager may assign its rights or obligations hereunder or in connection herewith or any interest herein (voluntarily, by operation of law or otherwise) without the prior written consent of each Advance Funding Provider; provided further that nothing herein shall prevent the Borrower from assigning its rights (but none of its duties or liabilities) to the Trustee for the benefit of the Secured Parties under the Indenture; and provided, further that none of the Advance Funding Providers may transfer, pledge, assign, sell participations in or otherwise encumber its rights or obligations hereunder or in connection herewith or any interest herein except as permitted under Section 9.17 and this Section 9.03. Nothing expressed herein is intended or shall be construed to give any Person other than the Persons referred to in the preceding sentence any legal or equitable right, remedy or claim under or in respect of this Agreement.

(b) Each Advance Funding Provider that grants to one or more Persons, a participating interest in such Advance Funding Provider’s interests in the Advances shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of such Person and the principal amounts (and stated interest) of each Person’s interest in the Advances (each, a “Participant Register”); provided that no Advance Funding Provider shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Person, or any information relating to a Person’s interest in the Advances) to any Person except to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations (and any such successor United States Treasury Regulations). The entries in the Participant Register shall be conclusive absent manifest error, and such Advance Funding Provider shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) Any Advance Funding Provider may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Advance Funding Provider from any of its obligations hereunder or substitute any such pledgee or assignee for such Advance Funding Provider as a party hereto.

SECTION 9.04 Termination; Survival of Agreement. This Agreement shall terminate upon the earlier of (i) the payment in full of all Obligations relating to the Series 2022-1 Class A-2 Notes and (ii) payment in full of all interest on and principal of all Advances, and all other amounts owed to the Advance Funding Providers and the Administrative Agent hereunder and the termination or permanent reduction to zero of the Commitments. All covenants, agreements, representations and warranties made herein shall (i) survive the making and the repayment of the Advances and the execution and delivery of this Agreement and (ii) continue in full force and effect until this Agreement so terminates. In addition, the obligations of the Borrower and the Advance Funding Providers under Sections 3.05, 3.07, 3.08, 9.05, 9.10 and 9.11 shall survive the termination of this Agreement. The Administrative Agent, on the reasonable request of the Borrower, shall execute proper instruments acknowledging confirmation of and termination of this Agreement in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 9.05 Payment of Costs and Expenses; Indemnification.

(a) Payment of Costs and Expenses. The Borrower and the Guarantors jointly and severally agree to pay (by depositing such amounts into the Collection Account to be distributed subject to and in accordance with the Priority of Payments), (A) on the Series 2022-1 Closing Date (if invoiced at least one (1) Business Day prior to such date) or (B) on or before seven (7) Business Days after written demand (in all other cases), all reasonable documented out-of-pocket expenses of the Administrative Agent and each initial Advance Funding Provider (including the reasonable fees and out-of-pocket expenses of one external counsel to each of the foregoing), if any (but excluding, for the avoidance of doubt, fees and expenses, whether allocated or otherwise, in respect of in-house counsel), as well as the fees and expenses of the Rating Agencies in connection with (i) the negotiation, preparation, execution and delivery of this Agreement and of each other Related Document, including schedules and exhibits, whether or not the transactions contemplated hereby or thereby are consummated (including, without limitation, such reasonable and documented out-of-pocket expenses for the Advance Funding Provider’s due diligence investigation, consultants’ fees and travel expenses and such fees incurred on or before the Series 2022-1 Closing Date to the extent invoiced at least one (1) Business Day prior to such date); and (ii) any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Related Document as may from time to time hereafter be proposed by the Manager or the Securitization Entities. The Borrower and the Guarantors further jointly and severally agree to pay, subject to and in accordance with the Priority of Payments, and to hold the Administrative Agent and each Advance Funding Provider harmless from all liability for (x) any breach by the Borrower of its obligations under this Agreement, (y) all reasonable documented out-of-pocket costs incurred by the Administrative Agent and such Advance Funding Provider including the reasonable and documented fees and out-of-pocket expenses of counsel to each of the foregoing (excluding fees and expenses of in-house counsel), if any, in enforcing this Agreement or in connection with the negotiation of any restructuring or “work-out”, whether or not consummated, of the Related Documents and (z) any Non-Excluded Taxes that may be payable in connection with (1) the execution or delivery of this Agreement , or (2) any other Related Documents. Notwithstanding the foregoing, the Borrower and/or the Guarantors shall have no obligation to reimburse any Advance Funding Provider for any of the fees and/or expenses incurred by such Advance Funding Provider with respect to its sale or assignment of all or any part of its respective rights and obligations under this Agreement pursuant to Section 9.03 or Section 9.17.

(b) Indemnification of the Advance Funding Providers. In consideration of the execution and delivery of this Agreement by each Advance Funding Provider, the Securitization Entities hereby agree to jointly and severally indemnify and hold each Advance Funding Provider and the Administrative Agent (each in its capacity as such) and each of their officers, directors, employees and agents (collectively, the “Indemnified Parties”) harmless (by depositing such amounts into the Collection Account to be distributed subject to and in accordance with the Priority of Payments) from and against any and all actions, causes of action, suits, losses, liabilities and damages, and reasonable and documented out-of-pocket costs and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought and including, without limitation, any liability in connection with the commitment to make Advances set forth in Section 2.01(a)), including reasonable and documented out-of-pocket attorneys’ fees and disbursements (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them (whether in prosecuting or defending against such actions, suits or claims) to the extent resulting from, or arising out of, or relating to:

(i) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Advance; or

(ii) the entering into and performance of this Agreement and any other Related Document by any of the Indemnified Parties;

except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party’s gross negligence, bad faith or willful misconduct or breach of representations set forth herein as determined by a final, non-appealable judgment of a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Securitization Entities hereby jointly and severally agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. The indemnity set forth in this Section 9.05(b) shall in no event include indemnification for special, punitive, consequential or indirect damages of any kind or for any Advance Funding Taxes which shall be covered by (or expressly excluded from) the indemnification provided in Section 3.08 or for any transfer Advance Funding Taxes with respect to its sale or assignment of all or any part of its respective rights and obligations under this Agreement pursuant to Section 9.17. The Borrower shall give notice to the Rating Agencies of any claim for Indemnified Liabilities made under this Section 9.05(b).

(c) Indemnification of the Administrative Agent. In consideration of the execution and delivery of this Agreement by the Administrative Agent, each Advance Funding Provider, ratably according to its respective Commitment, hereby agrees to indemnify and hold the Administrative Agent and each of its officers, directors, employees, affiliates and agents (collectively, the “Administrative Agent Indemnified Parties”) harmless from and against any and all actions, causes of action, suits, losses, liabilities and damages, and reasonable costs and expenses incurred in connection therewith (solely to the extent not reimbursed by or on behalf of the Borrower or the Guarantors) (irrespective of whether any such Administrative Indemnified Party is a party to the action for which indemnification hereunder is sought and including, without limitation, any liability in connection with the Commitments), including reasonable attorneys’ fees and disbursements (collectively, the “Administrative Indemnified Liabilities”), incurred by the Administrative Agent Indemnified Parties or any of them (whether in prosecuting or defending against such actions, suits or claims) to the extent resulting from, or arising out of, or relating to the entering into and performance of this Agreement and any other Related Document by any of the Administrative Agent Indemnified Parties, except for any such Administrative Indemnified Liabilities arising for the account of a particular Administrative Indemnified Party by reason of the relevant Administrative Indemnified Party’s gross negligence, bad faith or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Advance Funding Provider, ratably according to its respective Commitment, hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Administrative Indemnified Liabilities that is permissible under applicable law. The indemnity set forth in this Section 9.05(c) shall in no event include indemnification for consequential or indirect damages of any kind or for any Advance Funding Taxes which shall be covered by (or expressly excluded from) the indemnification provided in Section 3.08.

SECTION 9.06 Characterization as Related Document; Entire Agreement. This Agreement shall be deemed to be a Related Document for all purposes of the Base Indenture and the other Related Documents. This Agreement, together with the Base Indenture, the Series 2022-1 Supplement, the documents delivered pursuant to Article VII and the other Related Documents, including the exhibits and schedules thereto, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all previous oral statements and other writings with respect thereto.

SECTION 9.07 Notices. All notices, amendments, waivers, consents and other communications provided to any party hereto under this Agreement shall be in writing and addressed, delivered or transmitted to such party at its address, or e-mail address set forth below its signature hereto, in the case of the Borrower, the Manager, or on Schedule II, in the case of the Advance Funding Providers and the Administrative Agent, or in each case at such other address or e-mail address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by e-mail, shall be deemed given when received.

SECTION 9.08 Severability of Provisions. Any covenant, provision, agreement or term of this Agreement that is prohibited or is held to be void or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Agreement.

SECTION 9.09 Tax Characterization. (a) Each party to this Agreement (i) acknowledges that it is the intent of the parties to this Agreement that, for accounting purposes and for all federal, state and local income and franchise tax purposes, the Advances will be treated as evidence of indebtedness, (ii) agrees to treat the Advances for all such purposes as indebtedness and (iii) agrees that the provisions of the Related Documents shall be construed to further these intentions.

(b) The Administrative Agent shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Advance Funding Provider and the applicable portions of the Advances (and stated interest) with respect to such Person (the “Advance Funding Notes Register”), provided that the Administrative Agent shall have no obligation to disclose all or any portion of the Advance Funding Notes Register to any Person except to the extent that such disclosure is necessary to establish that the commitments under this Agreement or Advances are in registered form under Section 5f.103-1(c) of the U.S. Treasury regulations.

SECTION 9.10 No Proceedings; Limited Recourse.

(a) The Securitization Entities. Each of the parties hereto (other than the Borrower) hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of the last maturing Note issued by the Borrower pursuant to the Base Indenture, it will not institute against, or join with any other Person in instituting against, any Securitization Entity, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings, under any federal or state bankruptcy or similar law, all as more particularly set forth in Section 14.13 of the Base Indenture and subject to any retained rights set forth therein; provided, however, that nothing in this Section 9.10(a) shall constitute a waiver of any right to indemnification, reimbursement or other payment from the Securitization Entities pursuant to this Agreement or any other Related Document. In the event that an Advance Funding Provider (solely in its capacity as such) takes action in violation of this Section 9.10(a), each affected Securitization Entity shall file or cause to be filed an answer with the bankruptcy court or otherwise properly contest or cause to be contested the filing of such a petition by any such Person against such Securitization Entity or the commencement of such action and raise or cause to be raised the defense that such Person has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert. Nothing contained herein shall preclude participation by an Advance Funding Provider in the assertion or defense of its claims in any such proceeding involving any Securitization Entity. The obligations of the Borrower under this Agreement are solely the limited liability company or corporate, as the case may be, obligations of the Borrower.

(b) The provisions of this Section 9.10 shall survive the termination of this Agreement.

SECTION 9.11 Confidentiality. Each Advance Funding Provider and the Administrative Agent agrees that it shall not disclose any Confidential Information to any Person without the prior written consent of the Manager and the Borrower, other than (a) to their Affiliates, and their Affiliates’ officers, directors, employees, managers, administrators, trustees, agents and advisors, including, without limitation, legal counsel and accountants (it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep it confidential), (b) to actual or prospective assignees and participants, and then only on a confidential basis (after, in each case, obtaining such actual or prospective assignee’s or participant’s agreement to keep such Confidential Information confidential in a manner substantially similar to this Section 9.11), (c) as requested by a Governmental Authority or self-regulatory organization or required by any law, rule or regulation or judicial process of which the Borrower or the Manager, as the case may be, has knowledge; provided that each Advance Funding Provider and the

Administrative Agent may disclose Confidential Information as requested by a Governmental Authority or self-regulatory organization or required by any law, rule or regulation or judicial process of which the Borrower or the Manager, as the case may be, does not have knowledge if such Advance Funding Provider or Administrative Agent is prohibited by law, rule or regulation from disclosing such requirement to the Borrower or the Manager, as the case may be, (d) to any rating agency providing a rating for any Series or Class of Notes, or (e) in the course of litigation with the Borrower or the Manager; provided that in the case of any disclosure under foregoing clause (c) the disclosing party will, to the extent permitted by applicable law, give reasonable notice of such disclosure requirement to the Borrower and the Manager prior to disclosure of the Confidential Information, and will disclose only that portion of the Confidential Information that is necessary to comply with such requirement in a manner reasonably designed to maintain the confidentiality thereof; and provided, further, that no such notice shall be required for any disclosure by the Administrative Agent and/or its affiliates to regulatory authorities asserting jurisdiction in connection with an examination of any such party in the normal course.

“Confidential Information” means information that the Borrower, any Guarantor or the Manager furnishes to an Advance Funding Provider, but does not include (i) any such information that is or becomes generally available to the public other than as a result of a disclosure in violation of this Section 9.11 or a disclosure by a Person to which an Advance Funding Provider or the Administrative Agent delivered such information, (ii) any such information that was in the possession of an Advance Funding Provider prior to its being furnished to such Advance Funding Provider by the Borrower or the Manager, or (iii) any such information that is or becomes available to an Advance Funding Provider from a source other than the Borrower or the Manager; provided that with respect to clauses (ii) and (iii) herein, such source is not (x) known to an Advance Funding Provider to be bound by a confidentiality agreement with the Borrower or the Manager, as the case may be, with respect to the information or (y) known to an Advance Funding Provider to be otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation.

SECTION 9.12 GOVERNING LAW; CONFLICTS WITH INDENTURE. THIS AGREEMENT AND ALL MATTERS ARISING UNDER OR IN ANY MANNER RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAW. IN THE EVENT OF ANY CONFLICTS BETWEEN THIS AGREEMENT AND THE INDENTURE, THE INDENTURE SHALL GOVERN.

SECTION 9.13 JURISDICTION; WAIVERS. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY OF THE PARTIES HEREUNDER WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR (TO THE EXTENT PERMITTED BY LAW) FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREUNDER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HEREUNDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY

LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION 9.13 ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

SECTION 9.14 WAIVER OF JURY TRIAL. ALL PARTIES HEREUNDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE PARTIES IN CONNECTION HEREWITH OR THEREWITH. ALL PARTIES ACKNOWLEDGE AND AGREE THAT THEY HAVE RECEIVED FULL AND SIGNIFICANT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS AGREEMENT.

SECTION 9.15 Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts (which may include electronic transmission of counterparts) and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

For purposes of this Agreement, any reference to “written” or “in writing” means any form of written communication, including, without limitation, electronic signatures, and any such written communication may be transmitted by Electronic Transmission. “Electronic Transmission” means any form of communication not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process. The Administrative Agent is authorized to accept written instructions, directions, reports, notices or other communications delivered by Electronic Transmission and shall not have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications or information by Electronic Transmission is, in fact, a Person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such Electronic Transmission, and the Administrative Agent shall not have any liability for any losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information to the Administrative Agent, including, without limitation, the risk of the Administrative Agent acting on unauthorized instructions, notices, reports or other communications or information, and the risk of interception and misuse by third parties (except to the extent such action results from gross negligence, willful misconduct or fraud by the Administrative Agent as determined by a court of competent jurisdiction). Any requirement in this Agreement that a document is to be signed or authenticated by "manual signature" or similar language shall not be deemed to prohibit signature to be by facsimile or electronic signature and shall not be deemed to prohibit delivery thereof by Electronic Transmission.

SECTION 9.16 [Reserved].

SECTION 9.17 Assignment. Any Advance Funding Provider may at any time sell or assign all or any part of its rights and obligations under this Agreement and, in connection therewith, any other Related Documents to which it is a party, with the prior written consent (not to be unreasonably withheld or delayed) of the Borrower, to one or more financial institutions (an “Acquiring Advance Funding Provider Purchaser”) pursuant to an assignment and assumption agreement, in form and substance reasonably satisfactory to Acquiring Advance Funding Provider Purchaser, the Borrower and Administrative Agent, executed by such Acquiring Advance Funding Provider Purchaser, such assigning Advance Funding Provider and the Borrower and delivered to the Administrative Agent; provided that no consent of the Borrower shall be required for an assignment to another Advance Funding Provider or any Affiliate of an Advance Funding Provider or if a Rapid Amortization Event or an Event of Default has

occurred and is continuing; provided, further, that no assignment pursuant to this Section 9.17 shall be made to a Competitor.

SECTION 9.18 [Reserved].

SECTION 9.19 No Fiduciary Duties. Each of the Manager and the Securitization Entities acknowledge and agree that in connection with the transaction contemplated in this Agreement, or any other services the Advance Funding Providers may be deemed to be providing hereunder, notwithstanding any preexisting relationship, advisory or otherwise, between the parties or any oral representations or assurances previously or subsequently made by the Advance Funding Providers: (a) no fiduciary or agency relationship between any of the Manager, the Securitization Entities or any other person, on the one hand, and the Advance Funding Providers, on the other, exists; (b) the Advance Funding Providers are not acting as advisor, expert or otherwise, to the Manager or the Securitization Entities, and such relationship between any of the Manager or the Securitization Entities, on the one hand, and the Advance Funding Providers, on the other, is entirely and solely commercial, based on arms-length negotiations; (c) any duties and obligations that the Advance Funding Providers may have to the Manager and any of the Securitization Entities shall be limited to those duties and obligations specifically stated herein; (d) the Advance Funding Providers and their respective affiliates may have interests that differ from those of the Manager or any of the Securitization Entities; and (e) the Manager and the Securitization Entities have consulted their own legal and financial advisors to the extent they deemed appropriate. Each of the Manager and the Securitization Entities hereby waive any claims that Manager or the Securitization Entities may have against the Advance Funding Providers with respect to any breach of fiduciary duty in connection with the transactions contemplated by this Agreement.

SECTION 9.20 No Guarantee by Manager. The execution and delivery of this Agreement by Manager shall not be construed as a guarantee or other credit support by Manager of the obligations of the Securitization Entities hereunder. The Manager shall not be liable in any respect for any obligation of the Securitization Entities hereunder or any violation by any Securitization Entity of its covenants, representations and warranties or other agreements and obligations hereunder.

SECTION 9.21 [Reserved].

SECTION 9.22 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under this Agreement, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

(c) For purposes of this Section 9.22:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United

Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 9.23 Patriot Act. In accordance with the USA PATRIOT Act, to help fight the funding of terrorism and money laundering activities, any Advance Funding Provider may obtain, verify and record information that identifies individuals or entities that establish a relationship with such Advance Funding Provider. Such Advance Funding Provider may ask for the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account. Such Advance Funding Provider may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

SECTION 9.24 Recognition of the U.S. Special Resolution Regimes.

(a) In the event that any Advance Funding Provider that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Advance Funding Provider of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States

(b) In the event that any Advance Funding Provider that is a Covered Entity or a BHC Act Affiliate of such Advance Funding Provider becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Advance Funding Provider are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

(c) For purposes of this Section 9.24:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

SECTION 9.25 Acknowledgment Regarding Any Supported QFCs.

(a) To the extent that the Related Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC

Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the U.S. Special Resolution Regimes in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Related Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Related Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Related Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a defaulting Advance Funding Provider shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) For purposes of this Section 9.25:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers and delivered as of the day and year first above written.

EWC MASTER ISSUER LLC,

as the Borrower

By: /s/ Gavin O’Connor
Name: Gavin O’Connor
Title: Chief Legal Officer

Address:

5830 Granite Parkway, 3rd Floor

Plano, Texas 75024

Attention: General Counsel

Signature Page to Advance Funding Agreement

EUROPEAN WAX CENTER, LLC,

as Manager

By: /s/ Gavin O’Connor
Name: Gavin O’Connor
Title:

Address:

5830 Granite Parkway, 3rd Floor

Plano, Texas 75024

Attention: General Counsel

Signature Page to Advance Funding Agreement

EWC HOLDING GUARANTOR LLC

EWC FRANCHISOR LLC

EWC DISTRIBUTOR LLC,

each as a Guarantor

By: /s/ Gavin O’Connor
Name: Gavin O’Connor
Title: Chief Legal Officer

Each Guarantor at the following address:

Address:

5830 Granite Parkway, 3rd Floor

Plano, Texas 75024

Attention: General Counsel

Signature Page to Advance Funding Agreement

BANK OF AMERICA, N.A.,
as Administrative Agent

By: /s/ Carl W. Anderson
Name: Carl W. Anderson
Title: Managing Director

Signature Page to Advance Funding Agreement

BANK OF AMERICA, N.A., as Advance Funding Provider

By: /s/ Carl W. Anderson
Name: Carl W. Anderson
Title: Managing Director

Signature Page to Advance Funding Agreement

SCHEDULE I TO

ADVANCE FUNDING AGREEMENT

COMMITMENTS

Advance Funding Provider	Commitment
Bank of America, N.A.	$5,000,000

Schedule I

SCHEDULE II TO

ADVANCE FUNDING AGREEMENT

NOTICE ADDRESSES FOR ADVANCE FUNDING PROVIDER AND AGENTS

ADMINISTRATIVE AGENT

Bank of America, N.A.

Bank of America, N.A.

One Bryant Park, 11th Floor

New York, NY 10036

Attention: Carl Anderson

Telephone: 646-855-4242

Email: carl.w.anderson@bofa.com

and

Bank of America, N.A.

620 S Tryon Street

Charlotte, NC 28255

Attention: Sean Walsh

Telephone: 980-386-0159

Email: sean.c.walsh@bofa.com

with a copy to:

King & Spalding LLP

1185 Avenue of the Americas

New York, New York 10036

Attention: Ryan McNaughton

Email: RMcNaughton@KSLAW.com

Schedule II-1

Advance Funding Provider

Bank of America, N.A.

Bank of America, N.A.

One Bryant Park, 11th Floor

New York, NY 10036

Attention: Carl Anderson

Telephone: 646-855-4242

Email: carl.w.anderson@bofa.com

and

Bank of America, N.A.

620 S Tryon Street

Charlotte, NC 28255

Attention: Sean Walsh

Telephone: 980-386-0159

Email: sean.c.walsh@bofa.com

with a copy to:

King & Spalding LLP

1185 Avenue of the Americas

New York, New York 10036

Attention: Ryan McNaughton

Email: RMcNaughton@KSLAW.com

Schedule II-2

SCHEDULE III TO

ADVANCE FUNDING AGREEMENT

ADDITIONAL CLOSING CONDITIONS

The following are the additional conditions to effectiveness of the Commitments referred to in Section 7.01(d):

(a) All corporate proceedings and other legal matters incident to the authorization, form and validity of each of the Related Documents, and all other legal matters relating to the Related Documents and the transactions contemplated thereby, shall be reasonably satisfactory in all material respects to the Administrative Agent, and the Borrower, the Manager and the Guarantors shall have furnished to the Administrative Agent all documents and information that the Administrative Agent or its counsel may reasonably request to enable them to pass upon such matters.

(b) Richards, Layton & Finger, PA, as Delaware counsel to the Manager, the Borrower and the Guarantors, shall have furnished to the Administrative Agent and the Advance Funding Provider written opinions that are customary for transactions of this type and reasonably satisfactory in form and substance to counsel to the Administrative Agent, addressed to the Administrative Agent and Advance Funding Provider and dated the Series 2022-1 Closing Date.

(c) Ropes & Gray LLP, as counsel to the Borrower, the Manager and the Guarantors, shall have furnished to the Administrative Agent and the Advance Funding Provider written opinions that are customary for transactions of this type, including in respect of corporate, securities and investment company act matters, security interest matters, “true contribution” and “non-consolidation” matters and tax matters, in each case reasonably satisfactory in form and substance to counsel to the Administrative Agent, addressed to the Administrative Agent and Advance Funding Provider and dated the Series 2022-1 Closing Date.

(d) McGuire Woods LLP, as franchise counsel to the Borrower, the Manager and the Guarantors, shall have furnished to the Administrative Agent and the Advance Funding Provider written opinions that are customary for transactions of this type, reasonably satisfactory in form and substance to counsel to the Administrative Agent, addressed to the Administrative Agent and Advance Funding Provider and dated the Series 2022-1 Closing Date.

(e) Dentons US LLP, as counsel to the Trustee, shall have furnished to the Administrative Agent and the Advance Funding Provider written opinions that are customary for transactions of this type, reasonably satisfactory in form and substance to counsel to the Administrative Agent, addressed to the Administrative Agent and Advance Funding Provider and dated the Series 2022-1 Closing Date.

(f) The Administrative Agent and the Advance Funding Provider shall have received an opinion letter of Andrascik & Tita LLC, counsel to the Back-Up Manager, dated as of the Series 2022-1 Closing Date and addressed to the Administrative Agent and the Advance Funding Provider, reasonably satisfactory in form and substance to counsel to the Administrative Agent.

(g) Each of the Borrower, the Manager and the Guarantors, as applicable, shall have furnished or caused to be furnished to the Administrative Agent a certificate of the Chief Financial Officer or other financial officer of the Borrower, the Manager and the Guarantors, as applicable, or other officers reasonably satisfactory to the Administrative Agent, dated as of the Series 2022-1 Closing Date, as to such matters as the Administrative Agent may reasonably request, including, without limitation, a statement that:

(i) the representations, warranties and agreements of the Borrower, the Manager and the Guarantors, as applicable, in any other Related Document to which any of the

Schedule II-1

Borrower, the Manager and the Guarantors, as applicable, is a party are true and correct (A) if qualified as to materiality or Material Adverse Effect, in all respects, and (B) if not so qualified, in all material respects, on and as of the Series 2022-1 Closing Date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct (x) if qualified as to materiality or Material Adverse Effect, in all respects, and (y) if not so qualified, in all material respects, as of such earlier date), and the Borrower, the Manager, and each Guarantor, as applicable, has complied in all material respects with all its agreements contained herein and in any other Related Document to which it is a party and satisfied all the conditions on its part to be performed or satisfied hereunder or thereunder at or prior to the Series 2022-1 Closing Date;

(ii) there shall exist at and as of the Series 2022-1 Closing Date no condition that would constitute an “Event of Default” (or an event that with notice or the lapse of time, or both, would constitute an “Event of Default”) under, and as defined in, the Indenture or a material breach under any of the Related Documents as in effect at the Series 2022-1 Closing Date (or an event that with notice or lapse of time, or both, would constitute such a material breach); and

(iii) subsequent to the date as of which information is given in the Pricing Disclosure Package (as defined in the Series 2022-1 Class A-2 Note Purchase Agreement), there has not been any development in the business, condition (financial or otherwise), results of operation, stockholders’ equity, properties or prospects of any of the Borrower, the Manager or the Guarantors, as applicable, that could reasonably be expected to result in a Material Adverse Effect, except as set forth or contemplated in the Pricing Disclosure Package or the Offering Memorandum.

(h) The Manager, the Securitization Entities and the Trustee shall have executed and delivered the Management Agreement, and the Administrative Agent shall have received a duly executed copy thereof.

(i) The Borrower, the Securities Intermediary and the Trustee shall have executed and delivered the Base Indenture, and the Administrative Agent shall have received a duly executed copy thereof.

(j) The Series 2022-1 Supplement shall have been duly executed and delivered by the Borrower, the 2022-1 Securities Intermediary and the Trustee, the Notes shall have been duly executed and delivered by the Borrower and duly authenticated by the Trustee (or registered in the case of Uncertificated Notes), and the Administrative Agent shall have received duly executed copies thereof.

(k) The Guarantee and Collateral Agreement shall have been duly executed and delivered by the Guarantors and the Trustee, and the Administrative Agent shall have received a duly executed copy thereof.

(l) Each other Related Document (excluding any Series Supplements and other Related Documents relating solely to a Series of Notes other than the Series 2022-1 Notes) shall have been duly executed and delivered by the respective parties thereto, and the Administrative Agent shall have received duly executed copies thereof.

(m) On the Series 2022-1 Closing Date, each of the Related Documents shall be in full force and effect.

(n) The Manager, each Guarantor and the Borrower shall have furnished to the Administrative Agent a certificate, in form and substance reasonably satisfactory to the Administrative

Schedule II-2

Agent and dated as of the Series 2022-1 Closing Date, of the Chief Financial Officer or other financial officer of such entity (or other officers reasonably satisfactory to the Administrative Agent) that such entity will be Solvent (as defined in the Series 2022-1 Class A-2 Note Purchase Agreement) immediately after the consummation of the transactions contemplated by this Agreement.

(o) None of the transactions contemplated by this Agreement shall be subject to an injunction (temporary or permanent) and no restraining order or other injunctive order shall have been issued; and there shall not have been any legal action, order, decree or other administrative proceeding instituted or (to the knowledge of the Borrower or the Manager) overtly threatened against the Borrower, the Manager, any Guarantor, any Advance Funding Provider or the Administrative Agent that would reasonably be expected to adversely impact the issuance of the Series 2022-1 Notes and the Guarantee or any Advance Funding Provider’s or the Administrative Agent’s activities in connection therewith or any other transactions contemplated by the Related Documents.

(p) The Borrower shall have delivered $400,000,000 of the Series 2022-1 Class A-2 Notes to the Initial Purchasers on the Series 2022-1 Closing Date.

(q) On or prior to the Series 2022-1 Closing Date, the Manager, the Guarantors and the Borrower shall have furnished to the Administrative Agent and the Advance Funding Provider such further certificates and documents as the Administrative Agent or Advance Funding Provider may reasonably request.

All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Administrative Agent.

Schedule II-3

EXHIBIT A TO

ADVANCE FUNDING AGREEMENT

ADVANCE REQUEST

EWC MASTER ISSUER LLC

Advance Funding Facility

TO:

Bank of America, N.A.

One Bryant Park, 11th Floor

New York, NY 10036

Attention: Carl Anderson

Telephone: 646-855-4242

Email: carl.w.anderson@bofa.com

Ladies and Gentlemen:

This Advance Request is delivered to you pursuant to Section 2.01 of that certain Advance Funding Agreement, dated as of April 6, 2022 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Advance Funding Agreement”) among EWC Master Issuer LLC, as Borrower, the Guarantors party thereto, EWC Ventures, LLC, as the Manager, and Bank of America, N.A., as Advance Funding Provider and Administrative Agent.

Unless otherwise defined herein or as the context otherwise requires, terms used herein have the meaning assigned thereto in the Advance Funding Agreement.

The undersigned hereby requests that [Debt Service Advances][Collateral Protection Advances] be made in the aggregate principal amount of $[ ] on [ ], 20[ ].

The undersigned agrees that if prior to the time of the Advances requested hereby any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify both you and each Advance Funding Provider. Except to the extent, if any, that prior to the time of the Advances requested hereby you and each Advance Funding Provider shall receive written notice to the contrary from the undersigned, each matter certified to herein shall be deemed once again to be certified as true and correct at the date of such Advances as if then made.

Please wire transfer the proceeds of the Advances, to the Borrower pursuant to the following instructions:

[insert payment instruction for payment to Borrower]

A-1

The undersigned has caused this Advance Request to be executed and delivered, and the certification and warranties contained herein to be made, by its duly Authorized Officer this ____ day of __________, 20___.

EWC VENTURES, LLC, as Manager on behalf of the Borrower

By:

Name:

Title:

A-2